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Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

GREY WOLF, INC
Third Quarter 2008
Earnings Call
Moderator: David Wehlmann
October 30, 2008
8:00 am CT

Operator:	Ladies and gentlemen thank you for standing by and welcome to the Grey Wolf Inc. 3rd Quarter 2008 Earnings conference call.

During the presentation all participants will be in a listen only mode. Afterwards we will conduct a question and answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. Should you require operator assistance at any time please press star zero.

As a reminder, this conference is being recorded Thursday, October 30, 2008. It is now my pleasure to turn the conference over to David Wehlmann, Executive Vice President and Chief Financial Officer. Please go ahead sir.

David Wehlmann:	Thank you. Good morning everyone. I’d also like to welcome you to our 3rd quarter earnings conference call and Webcast.

We released earnings yesterday after the market closed and if you need a copy of that release it’s available on our Web site at www.gwdrilling.com.

Participating with me today on the call are Tom Richards, our Chairman, President and Chief Executive Officer and David Crowley, our Executive Vice President and Chief Operating Officer. Ed Jacob, our Senior Vice President of Operations and Ron Hale our Senior Vice President of Business Development are also with us here this morning.

We believe that it is in the best interest of our shareholders and the investing community for us to make forward-looking statements in our press releases and in today’s call. All statements made today that are not statements of historical fact are in fact forward-looking statements.

The specific forward-looking statements cover our expectations and projections regarding day rates, average day work revenue and EBITDA per day, rig activity, expected new rig delivery schedules and costs, availability of our term contracts, the future success of turnkey drilling, rig supply and demand, projected tax rate, interest expense, depreciation, capital expenditures and the anticipated completion of the merger with Precision Drilling Trust.

The forward-looking statements made in today’s call are subject to a number of risks and uncertainties, many of which are beyond our control. Please refer to our recent report filed with the Securities and Exchange Commission for additional information concerning risk factors that could cause Grey Wolf’s actual financial results to differ materially from the projections made in today’s conference call.

Now I’d like to turn the call over to Tom Richards.

Tom Richards:	Thank you David and good morning to everyone. I will begin by discussing our 3rd quarter

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

’08 results as well as recent trends in the U.S. land drilling market. David Crowley will elaborate on those trends and provide details on activity in the various markets. David Wehlmann will then provide more detail on Grey Wolf’s quarterly financial results and I will conclude with a few remarks on our market outlook and our anticipated merger with Precision prior to the Q&A session.

At 12 cents per diluted share Grey Wolf’s net income for the third quarter of this year compared with 15 cents in the second quarter of the year and 17 cents per share in the third quarter of 2007. The latest quarterly results reflect an after tax reduction in earnings of approximately five cents per diluted share related to the termination in July of our proposed merger with Basic Energy Services as well as the ongoing costs related to entering into a definitive merger agreement with Precision Drilling Trust in August.

The company’s operating performance for the quarter was solid. Grey Wolf achieved the highest quarterly rig count in its history averaging 112 rigs working up from an average about 105 rigs working in Q2. Third quarter EBITDA totaled 60.4 million. Day work generated $6,504 per rig day while our turnkey business generated $8,584 per rig day.

Turnkey totaled $6.2 million, which is 9% of total EBITDA for the quarter. The $18.43 million of merger related cost also reduced reported EBITDA for this quarter. An average of eight rigs ran on turnkey contracts during Q3 and turnkey represented approximately 7% of the total days worked.

As we enter the fourth quarter day rates range from $18,500 to $24,000 per day without fuel or top drives. This is up about $500 from rates we reported last quarter. This increase is primarily related to the wage increase that went effect in August. Fourth quarter to date we are averaging 114 rigs running. We have a strong portfolio of long-term contracts now and through the end of 2009, which will help moderate the impact of any near term market fluctuations. Nevertheless, we’re aware of 2009 budget reductions announced by a number of our customers.

Grey Wolf’s equipment fleet has a half horsepower (deed drilling buys) suited to technically challenging resource plays and we are participating strongly in these markets. We will continue to focus on providing highly trained crews and premium rigs that address our customers need for a safe and efficient operation.

Rig 109, our trademark new bill reduction in drilling system is a great example of this commitment. Able to drill multiple wells on a single site the unit has been providing positive drilling results for almost three months now in Colorado. Rig 110 assist a rig in this series will be delivered during the fourth quarter and is also committed to drilling the Rocky Mountains under a three-year term contract.

And now I’d like to turn the call over to David Crowley to discuss more specific market activity.

David Crowley:	Thanks Tom and good morning to everyone. Grey Wolf is marketing 122 rigs with 114 working today. Of those 71 are under term day work contracts, 34 are in the smart market and nine are under turnkey contracts.

Although supply site pressure on our business is easing as fewer rigs enter the market demand going forward is an uncertainty as Tom has noted. While well priming activity in the nation’s core natural gas markets has reached its highest level since 1990, that activity trended downward in the third quarter.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

Despite the potential softness in contract drilling our marketing team backed by the performance of our rig crews has done an outstanding job achieving 93% utilization. All three-term contracts that rolled off in the third quarter were renewed and in addition we added ten new term contracts during the third quarter.

In the third quarter, in the fourth quarter we will have 18 term contracts up for renewal of which two have already been renewed and we have signed an additional seven new term contracts that will start before year end. The average rigs working under term contracts for the fourth quarter is 68, which does not include any new term contracts that may be signed in the future.

As mentioned previously, we currently have nine rigs working on turnkey contracts. We expect to have seven to nine rigs working in the fourth quarter of 2008.

Top drives also continue to add additional value at the well site. These units are demanding a premium of up to $3,300 per day in addition to day rates. We currently own a total of 33 units and we have an additional three units on order expected to be delivered before year-end.

Before I recap activity in our various markets I want to point out that you can see the break down of average rigs running by market area in the press release distributed today. You may also go to our Web site to see a complete list of rigs.

In the Ark-La-Tex market the company averaged 24 rigs running in the third quarter. We are marketing 27 rigs in the Ark-La-Tex and 25 are currently contracted with 17 under term contracts. We have one rig under a turnkey contract and two rigs working in the Hainesville Shale Play in Louisiana.

In the Gulf Coast region we have 26 rigs marketed. We averaged 24 rigs running in the third quarter of 2008, there are 25 rigs currently contracted. Five of these rigs are working under turnkey contracts and nine rigs are under term contracts.

In our South Texas Division we have 31 marketed rigs. We averaged 28 rigs running in the third quarter. There are 29 rigs working today with three of these working under turnkey and 15 rigs working on term contracts.

In the Rocky Mountains our fleet totals 17 rigs. We averaged 16 rigs working in the third quarter of 2008 and 15 are working today. Of the 15 rigs working 13 are under term contracts.

As Tom had noted previously, our built-for-purpose (PADS) rig 109 is drilling in the Piceance Basin. Our (PADS) rig 110 will be deployed in the Pinedale Anticline in Wyoming in the fourth quarter, also under a three-year term contract.

In addition we have signed two-year contracts to move three additional 1,500 horsepower rigs to the Bakken oil play in North Dakota. This includes two rigs that are currently being upgraded and reactivated at our Alice, Texas facility. We expect to have four units working in the Bakken in early next year.

The Mid-Continent market area encompasses West Texas, Oklahoma, New Mexico and the Barnett Shale area in North Texas. We have 19 marketed rigs in this division. We averaged 18 rigs working in the third quarter and 18 are working today. We have 15 rigs working under term contracts in this market.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

Turning to Mexico in the Southern portion we have two 3,000 horsepower rigs drilling under three-year term contracts. We are actively pursuing opportunities to deploy our smaller units in the Northern and Central areas of Mexico and our deep drilling units into the Southern area either directly with (PMEX) or through established mega service integrators.

Lastly I’d like to recognize our line managers and the discipline teams in the field at our division level and at our headquarters for delivering consistent and improved results when comparing our year to date performance metrics through the first three quarters of this year to our 2007 figures.

Our safety metric of total recordable incident rate has improved by 45% to 2.0 incident rate. Out attrition levels improved by 30%. Our down time has improved by 36% to 1.4% of operating hours, and finally our standardized operating cost and maintenance Cap X have been held in check with one and a half percent and 7% reductions respectively.

Of note our safety attrition and downtime numbers represent the lowest in Grey Wolf’s history. This achievement during the year best described as tumultuous with the backdrop of pending M&A opportunities is a testimony to the focus, discipline and pride that our employees have in the daily work that they provide for our valued customers. We are confident that this culture based on goal orientation and results will continue to differentiate Grey Wolf drilling rates throughout the cycles.

That completes my remarks and I will now like to turn it over to David Wehlmann for a financial review.

David Wehlmann:	Thanks David. Starting with the income statement Grey Wolf had net income for the third quarter of $24.3 million or 12 cents per share compared with net income of $35.6 million or 17 cents per share for the third quarter of 2007. Net income for the second quarter of 2008 was $32.3 million or 15 cents per share.

As Tom noted, the company incurred pre-tax expenses of approximately $18.3 million, which translates into an after-tax amount of five cents per share during the third quarter as a result of the termination of the proposed merger with Basic Energy Services and the ongoing expenses related to the announced merger agreement with Precision.

EBITDA for the third quarter of 2008 totaled $68.4 million compared to with $80.5 million for the second quarter and $83.7 million for the third quarter of last year. Third quarter day work EBITDA was $62.2 million and that compares with $69.5 million for the second quarter. Day work EBITDA for rig day was $6,504 in the third quarter and was $7,840 in the second quarter of 2008.

Turnkey EBITDA for third quarter was $6.2 million compared with $11 million and the per rig day amount was $8,584 compared to $16,598 for the previous quarter. All of the third quarter 2008 EBITDA and EBITDA per day amounts were reduced by the $18.3 million in merger-related expenses.

You can see our press release for disclosure on EBITDA per day for day work and turnkey and a reconciliation of EBITDA to net income.

Turning now to the balance sheet we had cash of $290 million and working capital of $382 million at September 30, 2008 and our debt to total cap was 26.7%. You can see that our balance sheet remains very strong and as a matter of fact today we have cash of a little over $300 million.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

Our total long-term debt is $274.7 million and the current, the fourth quarter current interest rate on our $125 million of floating rate convertible notes is 3.8% per annum. Our line of credit remains viable and available and we have $69 million of the hundred million there for us with the difference being used for outstanding letters of credit for our insurance purposes. Total assets were $1.3 billion and stockholders equity was $753 million at the end of the quarter.

Our capital expenditures were $35.9 million for the third quarter and for all of 2008 we’re expecting to spend somewhere between $160 and $170 million for capital expenditures.

Just to break down our term contracts a little bit more, we obviously have a very strong portfolio of those. We currently have 71 rigs working under term. On average we will have approximately 68 rigs working during the fourth quarter under term and for 2009 we have 44 rig years locked up under term and nine rig years in 2010. This translates into 6,300 days contracted for the remaining quarters of 2008, 16,100 rig days in 2009 and 3,200 rig days in 2010.

And as these guys have mentioned, this is a point in time measurement and if we sign additional term contracts and then renew some, these totals will increase. As a matter of fact in our second quarter call we reported 38 rig years under term for 2009 and as I just reported we have 44 so we’ve increased six rig years in just this short period of time since our last quarterly call.

Now, looking forward into this fourth quarter of 2008 we expect to average somewhere between 108 and 112 rigs working with seven to nine of those working under turnkey. Our average day work EBITDA for rig day is expected to remain relatively consistent or flat with the third quarter before the effect of any merger-related expenses.

Depreciation expense of approximately $28.2 million, interest expense of approximately $3 million, and our affected tax rate is expected to be around 37% during this fourth quarter. I’d now like to turn it back over to Tom for some closing remarks.

Tom Richards:	Thank you David. It’s no surprise that the current outlook for land drilling has deteriorated in the past several months. Given the global financial crisis and economic uncertainty commodity prices have declined dramatically from their second quarter peak.

The 12-month strip for natural gas has declined to a little over $7 per million BTU, while the 12-month strip for oil is right at $71 per barrel, reflecting the market’s high level of uncertainty about future demand given the global banking crisis that has clouded the economic forecast.

However we have often noted that we cannot predict short-term fluctuations in commodity prices but we do believe the long-term prospects for drilling are very good, not only in North America but worldwide as well. Oil and natural gas are limited commodities that will play a significant role in fueling our nation and economic growth well into the future despite the current setbacks.

Grey Wolf is competitively positioned with the equipment, the people, the strong portfolio of term contracts and a strong balance sheet to weather any near term decline in drilling activity.

As you probably are aware, our Board of Directors in August approved entering into a merger agreement in which the company will be acquired by Precision Drilling Trust, the leading Canadian drilling contractor.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

The combined Precision and Grey Wolf will have land running operations in virtually every conventional and unconventional oil and gas basin in the lower 48 and Canada and with an emerging presence in Mexico.

Precision shares Grey Wolf’s core values including safety, performance and integrity and we are confident that the combination of our deep drilling capabilities and precisions high performance systems and technology provide the foundation for international expansion to pursue global drilling opportunities.

The merger process is moving forward as planned with the successful completion of several key steps. We have obtained all government and regulatory approvals and we are now mailing a final proxy. The special meeting of Grey Wolf shareholders is scheduled for December 9th in Houston.

We look forward with anticipation to that meeting and we appreciate your participation on this call and will now be happy to try to answer any further questions that you might have.

Operator:	Thank you. Ladies and gentlemen, if you’d like to register a question please press the 1 followed by the 4 on your telephone. You will hear a three toned prompt to acknowledge your request. Should you wish to withdraw your registration please press the one followed by a three. If you’re using a speaker phone please lift your handset before entering your request.

One moment please for our first question.

And our first question comes from the line of (Jim Rolison) at (Ring and James). Please proceed.

(Jim Rolison):	Hey, good morning guys.

Tom Richards:	Good morning (Jim).

(Jim Rolison):	Tom, you talked a little bit about I guess expecting things to maybe slow down here as you go into 2009. Is that at this point just something you’re kind of expecting by reading the currents or are you actually seeing that happen yet?

Tom Richards:	We’re not; I don’t think we’re seeing that happening. I mean we’re actually predicting a healthy rig count for us of I think 108 to 112 average in the fourth quarter, but you and I have been around long enough to know (Jim) that if there’s a decline in the commodity prices there’s less cash flow for our customers and that usually translates into a lower level or rig activity.

So we’re basing that not so much on what we’re seeing right today but we anticipate for commodity prices in the near term. I might add however that none of us at this time probably that are on this call today expected gas prices to be as robust for most of this year and I don’t think there’s anybody that has any really good visibility that they’re going to be in the tank for all of 2009 either.

(Jim Rolison):	Sure. Are you still seeing people willing to commit to term contracts or even new builds at this stage?

Tom Richards:	Well, we have an interest in that. We see that and I think as David mentioned earlier we have 18 renewals up in the fourth quarter and two of those have already been renewed.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

(Jim Rolison):	Okay. That’s not all that bad so far. When you...

Tom Richards:	I’ve seen it you know in relative terms $7 gas and $70 oil I’d say that in the 40 something years I’ve been in this business I’m, that’s a pretty good scenario to work under.

(Jim Rolison):	Are you guys still pursuing opportunities outside the U.S. such as Mexico or are you kind of on hold doing too much there until you complete the Precision merger?

Man:	No (Jim) we’re continuing to pursue particularly in Mexico the Chicontepec (unintelligible) as you’re aware are let’s say over with for the time being. We do expect in the next four quarters at least three more tranches of Chicontepec bids and two Burgos tranches, which would be about six to eight rigs per tranche.

But we’re also looking at some renewed interest in the deep drilling rigs as I noted during the call in the Southern (Via Hermosa) regions where we have two of our 3,000 horsepowers now. So we’d like, we’d certainly like to build some more mass down there.

(Jim Rolison):	Understood. Thanks guys. Good luck with the vote.

Man:	Thank you (Jim).

Operator:	As a reminder ladies and gentlemen if you’d like to register a question please press the 1 followed by the 4.

And our next question comes from the line of (James West) at Park Place Capital. Please proceed.

(James West):	Hey good morning guys.

Tom Richards:	Hi (James).

(James West):	Tom, quick question on the term contracts that you’ve renewed or you renewed in the third quarter and that are up for renewal in the near term. What are you seeing in terms of day rates or pricing you know, relative to I guess term of commitments that would’ve been signed earlier this year? Has there been a decline in pricing yet?

Tom Richards:	Thank you for that question (James). I’m going to let David Crowley who’s handling that on a daily basis answer that for you.

(James West):	Okay.

David Crowley:	(James) we haven’t seen it yet, although keep in mind we’ve only renewed two of the 18 in the fourth quarter. Third quarter was very strong, it more or less we accelerated out of the second quarter and you know, we hit some very good numbers on term typically at the spot market or better. So it’s you know, fourth quarter I have to say is to be determined.

(James West):	Okay. And as the two of the 18, or I guess the other 16 that have not been renewed have there been delays in those discussions at all or is your customers you know, pushing that back a little bit to see how the market shakes out or trying to think about their needs for next year or is just, you know we’re just kind of moving forward right now?

David Crowley:	I don’t think it’s any different than the buyer profile in the third quarter really (James).

(James West):	Okay.

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

David Crowley:	Our client base will typically you know, wait until two to three weeks before the end of a contract, keep their options open and (visibility). And I think layered on top of that right now we have obviously the background in the global markets but also it’s budget time, so it’s the most awkward part of the year or time of the year for visibility.

(James West):	Sure.

Tom Richards:	And (James) let me just add a further comment to that if you know our expectations are for the fourth quarter that we gave awhile ago is that we would average pretty much the same rig count in Q4 that we’ve had in Q3.

So irrespective how these contracts work out we don’t expect that to effect our rig count in the Q4 and I think David had estimated that the margins would be essentially the same so we look for Q4 to be a good quarter and we as a matter of practice don’t look out any further than the coming quarter.

(James West):	Okay. Understood. That’s very helpful. Thanks guys.

Man:	Thanks (James).

Operator:	And our next question comes from the line of (John Daniel) at (Simmons & Company). Please proceed.

(John Daniel):	And I guess this one’s for David. Can you remind me how many rigs were contracted in late 2006 as you guys entered ’07?

(David Crowley):	Late 2006.

(John Daniel):	Yeah.

(David Crowley):	Let’s see here, I don’t know if I have that information in here.

(John Daniel):	That’s all right.

(David Crowley):	We averaged, I think our highest year under term contract was ’07 but I don’t, I don’t think I have that information here. I’m sorry.

(John Daniel):	That’s okay. Okay. That’s it for me.

Operator:	Once again, ladies and gentlemen if you’d like to register for a question please press the 1 followed by the 4.

And I show no further questions at this time Mr. Wehlmann, so I’ll turn the call back. Oh just one moment, someone has just queued up. That would be (Mike Clark) from (SIR Capital). Please go ahead.

(Mike Clark):	Good morning gentlemen.

Man:	Good morning.

(Mike Clark):	Hi (David). Just want to ask how much revenues you got locked up next year under those term deals?

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

(David Crowley):	Yeah that’s, I do that information. We have $342 million locked up under those 44 rig years that we talked about.

(Mike Clark):	And do you have the numbers in front of you how those, now that we’re getting closer, how those 44 years are distributed throughout ’09?

(David Crowley):	Yeah. Yes I do. In the first quarter we have 60 rig years, excuse me, or 60 rigs working on average under term, in the second quarter 49, in the third quarter 41 and in the fourth quarter 28.

(Mike Clark):	Thank you and good luck.

(David Crowley):	Thank you.

Tom Richards:	Thank you (Mike).

Operator:	And our next question comes from the line of (Asan Rara) at (Canaccord Adams). Please proceed.

(Asan Rara):	Good morning gentlemen. This is a quick question for you. Just wondering on, so the date of the shareholder vote is December 9th as announced and just a quick question on that. Things go well as per the vote, I mean is the transaction supposed to close shortly after, I mean do you expect to be mid-December or more like towards the end of the year?

Man:	No, the merger agreement require, or called for the closing to be one day after the vote so.

(Asan Rara):	Oh, got you.

Man:	...with the positive vote on the 9th we would expect to close the merger on the 10th.

(Asan Rara):	Excellent. That’s it, that’s all I had.

Tom Richards:	Thank you.

Operator:	And I show no further questions Mr. Wehlmann I’ll turn it back to you.

Tom Richards:	If there’s no further questions I’d like to thank each of you once again for going on this call and your participation and your confidence in the company. And we’re excited about this pending merger with Precision. We think it’s going to be good for our shareholders and good for our employees. And with that I wish each of you a very pleasant and nice day. Thank you.

Operator:	Ladies and gentlemen that does conclude the conference call for today. We thank you for your participation and we ask that you please disconnect your line. Thank you everyone and have a good day.
Forward-Looking Statements
This transcript contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding: demand for the Company’s services, deployment of rigs, rig supply in the market, the benefits of term contracts, 2008 and 2009 rig activity, average daywork EBITDA per day, dayrates, projected depreciation, projected

Filed by Grey Wolf, Inc.,
pursuant to Rule 14a-12
Commission File No. 1-08226.

tax rate and interest expense, expected new rig cost and delivery schedule, 2008 financial results, projected capital expenditures in 2008 and the anticipated benefits of the Precision merger. These forward-looking statements are subject to risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially, including oil and natural gas prices and trends in those prices, the pricing and other competitive policies of our competitors, uninsured or under-insured casualty losses, cost of insurance coverage, increasing rig supply, changes in interest rates, unexpected costs under turnkey drilling contracts, weather conditions, the overall level of drilling activity in our market areas and the risk that the Precision merger may not be completed or anticipated benefits will not be realized. Please refer to reports filed with the Securities and Exchange Commission by Grey Wolf for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Additional Information and Where to Find It
In connection with the proposed merger, Precision has filed a registration statement on Form F-4, which includes a proxy statement of Grey Wolf with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS OF GREY WOLF ARE URGED TO CAREFULLY READ IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT GREY WOLF, PRECISION, PRECISION LOBOS CORPORATION, A WHOLLY-OWNED SUBSIDIARY OF PRECISION CREATED AS A SPECIAL PURPOSE VEHICLE, AND THE PROPOSED MERGER. Prospective investors and security holders may obtain a free copy of the registration statement and the proxy statement/prospectus and other documents containing information about Grey Wolf and Precision, without charge, at the SEC’s web site at www.sec.gov, at Precision’s web site at www.precisiondrilling.com, and at Grey Wolf’s web site at www.gwdrilling.com. Copies of the registration statement and the proxy statement/prospectus and the SEC filings are incorporated by reference therein may also be obtained for free by directing a request to either Investor Relations, Precision Drilling Trust, (403) 716-4500 or to Investor Relations, Grey Wolf, Inc., (713) 435-6100.
Participants in the Solicitation
Grey Wolf and Precision and their respective directors, officers, trustees and other persons may be deemed to be participants in the solicitation of proxies from Grey Wolf’s shareholders in respect of the proposed merger. Information about the directors and executive officers of Grey Wolf and their ownership of Grey Wolf common stock can be found in Grey Wolf’s proxy statement filed October 29, 2008 (the “proxy statement/prospectus”). Information concerning the directors and executive officers of Precision is included in the proxy statement/prospectus. Additional information regarding the identity of potential participants in the solicitation of proxies in respect of the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is also included in the proxy statement/prospectus.
END